                                 ATTACHMENT I.
                                 -------------

                Permitted Sub-Licensees of_____________________
               -------------------------------------------------






     This Attachment I is meant to supplement and not to supersede the prior Attachment I.

     IN WITNESS WHEREOF, authorized officers of the parties have signed this Agreement with the intent to be bound thereby.



_____________________________ (Licensee)      The Nasdaq Stock Market, Inc.
(Nasdaq)

By:    _______________________________      By ______________________________


Name:  _______________________________      Name: John L. Jacobs
                                                  ___________________________

Title: _______________________________      Title Senior Vice President
                                                  ___________________________
             Authorized Officer

Date:  _______________________________      Date: ___________________________

                                ATTACHMENT III.
                                ---------------
                      Nasdaq Index Sub-License Agreement
                      ----------------------------------


     THIS AGREEMENT, is made by and between Barclays Global Investors, N.A. ("Licensee"), whose principal offices are located at 45 Fremont Street, San Francisco, California, 94105 which is a Licensee of The Nasdaq Stock Market, Inc. (Nasdaq), a Delaware Corporation which is a subsidiary of the National Association of Securities Dealers, Inc. (NASD) (NASD with its affiliates are collectively referred to as the Corporations), whose principal offices are located at 1735 K Street, N.W., Washington, D.C. 20006 and iShares Trust

(Sub-Licensee), whose principal offices are located at 45 Fremont Street, San Francisco, California, 94105

     WHEREAS, Nasdaq possesses certain rights in the Nasdaq-100(R) Index
                                                     ----------   ------
(Index); and

     WHEREAS, Nasdaq possesses certain rights to Nasdaq(R), Nasdaq-100(R), and Nasdaq-100 Index(R) as trade names, trademarks or service marks (Marks); and

     WHEREAS, Nasdaq determines the components of the Index, calculates, maintains, and disseminates the Index;

     WHEREAS, Nasdaq and Licensee have previously entered into a separate agreement concerning use of the Index and Marks in relating to certain Derivative Products (License Agreement); and

     WHEREAS, Sub-Licensee is either: (1) an affiliate or subsidiary under the control of Licensee which desires to use the Index as a component of a pricing or settlement mechanism for the Derivative Products; or (2) a necessary participant in a Derivative Product (e.g., a corporation Issuing a corporate bond with the Licensee as underwriter and utilizing the Index as a pricing component) Issued by Licensee or an authorized Sub-Licensee affiliate or subsidiary under the control of Licensee; and

     WHEREAS, Licensee is legally authorized to shares of the fund, or issue, enter into, write, sell, purchase and/or renew (Issue, Issuing, or Issuance) such Derivative Products, and each Derivative Products will be Issued as legally required under applicable law;

     NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, Licensee and Nasdaq, intending to be legally bound, agree as follows:

     Section 1. Scope of Sub-License. Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the License Agreement entered into between Licensee and Nasdaq relating to use of the Index and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions, and obligations of that License Agreement as if Sub-Licensee were the Licensee. Sub-Licensee agrees that Nasdaq may exercise any rights against Sub-Licensee (including, for example, limitation of liability, indemnification, or audit rights) Nasdaq has against the Licensee to the same extent as if Sub-Licensee were directly contracting with Nasdaq. Sub-Licensee agrees it will not assert against Nasdaq any defense, claim, or right Sub-Licensee may have against Licensee, including those of set-off, abatement, counter-claim, contribution, or indemnification.

     Section 2. No Further Sub-License. All references in the License Agreement to sub-licenses and sub-licensees, including any right of sub-licensee to grant further sub-licenses or to permit further sub-licensees are not applicable to this Sub-Licensee Agreement and are as if deleted from the License Agreement.

     Section 3. Term. The Term of this Sub-License Agreement automatically terminates, without Notice, if the Term of the License Agreement terminates for any reason.

     Section 4.  General Provisions.  Sections from 21, through and including,
Section 27 of the License Agreement govern this Sub-License Agreement. All terms and definitions used in this Sub-License Agreement, unless otherwise indicated, have the same meanings and definitions as in the License Agreement. Licensee has no authority to waive, renegotiate, or forgive any provision of the License Agreement as it applies to Sub-Licensee.

     IN WITNESS WHEREOF, the parties hereto have caused this Sub-License Agreement to be executed by their duly authorized officers.


______________________________________________________
(Licensee)

By:     ______________________________________________

Name:   ______________________________________________

Title:  ______________________________________________
                     AUTHORIZED OFFICER

Date:   ______________________________________________



______________________________________________________
(Sub-Licensee)

By:   ________________________________________________

Name: ________________________________________________

Title:  ______________________________________________
                     AUTHORIZED OFFICER
Date:   ______________________________________________